EXHIBIT NO. 11

                        ROTARY POWER INTERNATIONAL, INC.
                  COMPUTATION OF INCOME (LOSS) PER COMMON SHARE


                                                   Twelve Months
                                                 Ended December 31,
                                                 1996          1995
                                                 ----          ----

PRIMARY

Shares outstanding,
  beginning of period                         3,391,432     3,269,208

Weighted average number
  of shares issued,
  retired and issuable
  share equivalents                           1,110,833        60,129
                                              ---------     ---------

Weighted average number
  of common and common
  equivalent shares
  outstanding                                 4,502,265     3,329,337
                                              =========     =========

Net loss                                    $(4,970,054)  $(2,326,171)
                                             ==========    ==========

Net loss per
  common share                              $  (1.10)     $   (.70)
                                             ==========    ==========

FULLY DILUTED

Weighted average number
  of common and common
  equivalent shares
  outstanding as
  adjusted to full
  dilution                                    4,502,265     3,421,971
                                              =========     =========

Net loss                                    $(4,970,054)  $(2,326,171)
                                             ==========    ==========

Net loss per
  common share                              $  (1.10)*    $   (.68)*
                                             ==========    =========



*These calculations are submitted in accordance with SEC requirements, although they are not in accordance with APB Opinion No. 15 because they are anti-dilutive.